UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 1, 2015
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VALLEY FINANCIAL CORPORATION
(Exact name of registrant as specified in its charter)

Virginia (State or other jurisdiction of incorporation)	000-28342 (Commission File Number)	54‑1702380 (I.R.S. Employer Identification No.)
36 Church Avenue, S.W. Roanoke, Virginia (Address of principal executive offices)	24011 (Zip Code)

Registrant's telephone number, including area code:  (540) 342-2265

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01                      Completion of Acquisition or Disposition of Assets

Effective July 1, 2015, Valley Financial Corporation (the “Company”) completed its previously announced merger (the “Merger”) with BNC Bancorp (“BNC”), pursuant to an Agreement and Plan of Merger dated November 17, 2014 (the “Merger Agreement”), by and among the Company and BNC. At closing, the Company merged with and into BNC, with BNC continuing as the surviving corporation. As a result of the Merger, and pursuant to the terms and conditions of the Merger Agreement, each share of the Company’s common stock was converted into the right to receive 1.1081 shares of BNC common stock (the “Merger Consideration”).  Such exchange ratio was fixed in accordance with the terms of the Merger Agreement and is the result of the 20 day volume weighted average price of BNC’s common stock being above $18.50 as of the close of trading on June 29, 2015.

In addition, at the effective time of the Merger:

•
all outstanding stock options granted the Company, whether vested or not, were cancelled at the effective time of the Merger and the holder thereof was paid in cash (without interest and less applicable taxes and withholdings) an amount equal to the product of (a) the number of shares of the Company’s common stock subject to such stock option times (b) the difference between (i) the imputed cash value per share of the Company’s common stock pursuant to the exchange and conversion provisions of the Merger Agreement, as applicable (with shares of BNC common stock being valued based upon the closing price of such shares on the second to last trading day prior to the effective date of the Merger), and (ii) the exercise price of each respective stock option;

•
Notwithstanding the foregoing, the employees of the Company who continue in such capacities with BNC or the Bank of North Carolina after the effective time of the Merger will each receive a replacement option to acquire, on the same terms and conditions as were applicable under such stock option of the Company and at an exercise price adjusted to account for the exchange ratio, the number of shares of BNC common stock equal to (a) the number of shares of the Company’s common stock subject to the Company stock option multiplied by (b) the exchange ratio; and

•	The vesting of all restricted stock awards of the Company accelerated upon consummation of the Merger.

Immediately following the Merger, Valley Bank, a Virginia banking corporation and wholly owned subsidiary of the Company, merged with and into the Bank of North Carolina, a North Carolina banking corporation and wholly owned subsidiary of BNC, with Bank of North Carolina as the surviving entity.

The foregoing description of the Merger Agreement and the Merger does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which is incorporated herein by reference as Exhibit 2.1.

Item 3.01                      Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

In connection with the closing of the Merger, the Company notified the Nasdaq Stock Market (“Nasdaq”) on July 1, 2015 that, at the effective time of the Merger, each share of the Company’s common stock issued and outstanding immediately prior to such time, was automatically cancelled and converted into the right to receive the Merger Consideration. On July 1, 2015, the Company requested Nasdaq to promptly file with the Securities and Exchange Commission (the “SEC”) a Notification of Removal from Listing and/or Registration under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on Form 25 to delist and deregister the shares of the Company’s common stock. Upon effectiveness of such Form 25, the Company intends to file with the SEC a certification on Form 15 under the Exchange Act requesting that the shares of the Company’s common stock be deregistered and that the Company’s reporting obligations under Sections 13 and 15(d) of the Exchange Act be suspended.

Item 3.03                      Material Modification to Rights of Security Holders.

The disclosure set forth under Items 2.01 and 3.01 is incorporated by reference into this Item 3.03.

Item 5.01                      Changes in Control of Registrant.

On July 1, 2015, pursuant to the terms of the Merger Agreement, BNC completed the acquisition of the Company through the merger of the Company with and into BNC, with BNC continuing as the surviving corporation. As a result of the Merger, each share of the Company’s common stock issued and outstanding immediately prior to such time was automatically cancelled and converted into the right to receive the Merger Consideration. The aggregate amount paid by BNC for the Merger Consideration was 5,500,866 shares of BNC common stock, which had a value of approximately $106.3 million based on the closing price of BNC common stock on June 30, 2015.

Item 9.01                     Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description of Exhibit

2.1
Agreement and Plan of Merger, dated as of November 17, 2014, by and between the Company and BNC (attached as Exhibit 2.1 to the Company’s current report on Form 8-K filed on November 18, 2014, and incorporated herein by reference).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BNC BANCORP (as successor to Valley Financial Corporation)

Date:	July 8, 2015	By:	/s/ David B. Spencer
David B. Spencer
Senior Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.                           Description

2.1
Agreement and Plan of Merger, dated as of November 17, 2014, by and between the Company and BNC (attached as Exhibit 2.1 to the Company’s current report on Form 8-K filed on November 18, 2014, and incorporated herein by reference).